UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2007

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	225 West Wacker Drive Chicago, Illinois	60606
	(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.       Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on July 6, 2007.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This current report on Form 8-K contains forward-looking statements.  These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology.  You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Morningstar’s other filings with the Securities and Exchange Commission, including Morningstar’s Annual Report on Form 10-K for the year ended December 31, 2006.  If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected.  Any forward-looking statement you read in this current report on Form 8-K reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity.  We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Investor Questions and Answers: June 2007

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through May 30, 2007. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.
Investor Relations
225 West Wacker Drive
Chicago, IL 60606

Individual Segment

1.              Did the Wall Street Research Settlement revenues grow faster or slower than the segment [in the first quarter of 2007]?  Are the Wall Street Research Settlement revenues driven by the number of stocks covered?

Revenue for Morningstar Equity Research grew at a lower pace than Individual segment revenue in the first quarter of 2007. Revenue for some of our contracts related to the Global Analyst Research Settlement varies based on the number of securities we cover, but it also reflects other factors, such as the level of distribution and the amount of custom coverage required.

2.              How many equity research analysts do you plan to hire?

We haven’t disclosed specifics on our hiring plans, but in general, we plan to continue hiring stock analysts at a moderate pace. The total number of hires will depend on our business needs and the number of highly qualified candidates we can find.

3.              How fast did the online advertising revenue grow in the first quarter of 2007?  Was it faster than the segment internal growth?

We’ve continued to see strong demand for Internet advertising sales, and revenue for online advertising increased at a faster rate than the Individual segment in the first quarter.

Advisor Segment

4.              In the results for the first quarter of 2007, you reported $26 million in revenues in your Advisor Segment representing year-over-year growth of 19%.  Excluding the $1.4 million of revenue from acquisitions, organic revenue growth was about 13%.  This appears to represent a very meaningful slowdown in organic revenue growth from the fourth quarter of 2006 (organic growth of 21% excluding $1.5 million in acquisition revenue) and the third quarter of 2006 (organic growth of 22% excluding $1.7 million in acquisition revenue).  What would be the cause of this slowdown?  I know that growth in Advisor Workstation comes from both new licenses (and quarter over quarter growth in licenses of 4% does look like a slowdown), and also increased services provided to your existing users.  Is it possible that the market for Advisor Workstation is becoming more fully penetrated and hence leading to a slowdown to the growth in this segment?  If market penetration is not an issue what would be other sources of the slowdown?

You’re right; we have seen some decline in the Advisor segment’s year over year quarterly organic revenue growth rate. We’d caution against making comparisons to the third quarter of 2006, however, because we had $1.3 million of revenue in this quarter related to a contract cancellation following a merger of two clients. Excluding this one-time revenue, quarterly segment revenue grew by about 15% year over year in the third quarter of 2006. In addition, we had a few larger Enterprise agreements that came online in the fourth quarter of 2006, which increased segment revenue growth for that quarter.

That said, there has been some slowing in Advisor segment revenue growth, driven by a few different factors. One of them is simply the law of large numbers: Because our base revenue has been growing each year, the percentage growth rate is smaller even if we achieve comparable revenue growth in dollars. In addition, our recent acquisitions and new product introductions have created some challenges for our sales teams because their time is being spread across a larger base of business and broader product line. We’re in the process of expanding our external (field) sales team as well as our inside sales team to give us additional sales capacity.

Finally, we’ve started to see some erosion of our Principia revenue base that has not been offset by migration to Advisor Workstation. We believe some of our customers were maintaining subscriptions to both products for a period of time until they were comfortable that Workstation would meet their needs and are now licensing only Advisor Workstation as their Principia subscriptions come up for renewal. We recently introduced two new Principia modules, Principia Asset Allocation and Principia Presentations & Education, and based on early success of these products we are hopeful that additional module sales will help offset some of the Principia revenue decline in coming months.

5.              Has the Principia subscriber base stabilized at these levels or do you expect this subscriber base to continue to decline?

It’s tough to say. Our strategy for Principia is to continue driving increases in revenue per subscriber and introducing value-added modules in response to customer demand. As we mentioned in our response to the previous question, though, we have seen some attrition in our Principia revenue base that hasn’t been offset by commensurate increases in Advisor Workstation.

6.              What was the revenue per Principia subscriber in the first quarter of 2007?  Was the revenue per subscriber up again in the first quarter?

Annualized revenue per Principia subscriber was about $1,160 in the first quarter of 2007, which was an increase over the first quarter of 2006.

7.              What was the revenue per Advisor Workstation subscription in the first quarter of 2007?  Was it up year over year?

Overall, annualized revenue per Advisor Workstation license was about $280 in the first quarter of 2007, which is slightly higher than revenue per license in the first quarter of 2006. This average covers a broad range of pricing, from $5,400 per license for Office Edition at the high end to component licenses that may sell for less than $100 per user at the low end. Typically, Principia users will migrate to an Advisor Workstation license priced well above the $280 average to maintain comparable functionality.

8.              What is the split between Enterprise and Office as a percentage of Advisor Workstation subscribers?

The number of licenses for Enterprise Edition is substantially higher than the total for Office Edition, although we haven’t disclosed a specific percentage for the split.

Institutional Segment

9.              Did Licensed Data grow faster than segment internal growth in the first quarter of 2007 and 2006?

Revenue for Licensed Data grew at a lower pace than Institutional segment revenue in the first quarters of both 2007 and 2006. However, Licensed Data remains one of our five largest products based on revenue, and revenue growth has been relatively stable.

Management Succession

10.       In case of the proverbial “truck” accident, what contingency plans have been made by senior management for management succession?  Also, does Mr. Mansueto have any of his shares set aside in a trust?

We have a succession plan in place for key managers, including Joe Mansueto, which identifies potential successors and has been approved by our board. In some cases, we may also consider external candidates when an executive role becomes vacant. We generally review and update our succession plan each year or more often if needed. We have a plan in place at a high level that examines various roles that key people in the organization could assume and would also consider other factors, such as our business needs, operating environment, and individual goals. Our management team currently has an average tenure at Morningstar of about 13 years, and we believe this gives us a deep pool of talent from which we can draw should we need to fill a key position.

Regarding the second part of your question, Joe does not hold any of his Morningstar shares in a trust.

Mansueto Ventures

11.       We have witnessed other distractions at other companies as they get involved in non-core activities.  What is Mr. Mansueto’s level of involvement with the media interests he recently acquired?  I believe the New York Times had a fairly sizable review of plans for that venture several weeks ago.

Joe’s position in the media interests he has acquired through Mansueto Ventures (Inc. and Fast Company) is primarily as an outside investor, and he’s not involved in the day-to-day operations of these publications. Joe is fully engaged in Morningstar’s operations as our chairman and chief executive officer.

Acquisition Strategy

12.       What hurdle rate does Morningstar use for acquisitions? Have your acquisitions over the past five years met this hurdle rate? If not, why not? How do you measure value creation by acquisitions?

We measure the potential for an acquisition to add value by performing a discounted cash flow analysis of all of the cash flows we expect from the acquisition over its lifetime, using our estimate of the cost of capital for the business being acquired as the discount rate. We don’t have a single, predetermined hurdle rate that we apply in every acquisition; instead, the cost of capital estimate varies depending on the nature of the business we’re considering. Some of the ways we can create value with an acquisition include streamlining infrastructure (for example, by leveraging the data processing or general and administrative functions) or by leveraging sales opportunities with a new customer base. It often takes time for these benefits to be fully realized, so we evaluate the ultimate success of an acquisition over many years. We would consider an acquisition successful if returns on the acquisition exceed the cost of capital.

Before 2006, most of our acquisitions were relatively small. We completed a detailed analysis of the acquisitions we made between 1999 and 2005 and found that in most (though not all) cases, the acquisitions made were successful based on these criteria. Beginning with the larger acquisitions we’ve made recently, we also measure progress against specific areas where we anticipated synergies, such as new product revenue, headcount savings, and reduced data costs, to see if we’re on target to meet our initial expectations. We plan to continue this evaluation process for each acquisition to measure our results over time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: June 1, 2007	By:	/s/ Martha Dustin Boudos
	Name:	Martha Dustin Boudos
	Title:	Chief Financial Officer